Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 2, 2021

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Q4 and Fiscal 2021 Results; Announces Share Repurchase Program
•Sales of $516 million increased 36 percent year-over-year and 6 percent sequentially
•Earnings per diluted share (EPS) of $0.41 and adjusted EPS of $0.53
•Strong cash flow from operations of $236 million and free operating cash flow of $113 million
•Simplification/modernization capital spend and restructuring substantially complete; achieved total savings of approximately $186 million
•First quarter sales expected to outpace normal seasonality
•Announces share repurchase program of up to $200 million over three years

PITTSBURGH, (August 2, 2021) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2021 results. For the fourth quarter, the Company reported earnings per diluted share (EPS) of $0.41, compared with loss per diluted share (LPS) of $0.11 in the prior year quarter. The current quarter adjusted EPS was $0.53, compared with $0.15 in the prior year quarter. For fiscal 2021, the Company reported EPS of $0.65, compared with LPS of $0.07 in the prior year. Adjusted EPS was $1.04 in the current year, compared with $0.94 in the prior year.
“We ended fiscal 2021 with positive momentum driven by solid execution of our strategic Commercial and Operational Excellence initiatives and continued recovery in our end-markets. Sales increased 6 percent sequentially and 36 percent year-over-year, with notable sequential improvement in General Engineering and Aerospace end-markets. In the quarter, we achieved strong operating leverage, free operating cash flow and 400 basis points of adjusted operating margin improvement year-over-year despite approximately 1,200 basis points of headwinds from prior year temporary cost controls,” said Christopher Rossi, President and CEO.
“Our performance this year demonstrates continued success in transforming the Company, including achieving our simplification/modernization savings target and positioning the Company to deliver strong operating leverage and free operating cash flow at approximately 100 percent of adjusted net income. Looking ahead, we are confident in our growth and profitability strategy and will continue to invest in the business to further those initiatives. We also announced today a share repurchase program of up to $200 million over the next three years, yet another sign of our confidence in the strategy,” Rossi added.

Simplification/Modernization
The Company has achieved total savings of $186 million from simplification/modernization, in line with the $180 million savings target set at Investor Day in December 2017, despite much lower volumes than anticipated when the target was originally set. Total incremental benefits in the quarter were approximately $23 million, which includes incremental restructuring savings of approximately $16 million as noted in the table below.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
($ in millions)
	Charges			Approximate Savings
Programs	Total Estimated	Current Quarter	Inception to Date	Total Estimated	YoY Incremental Current Quarter	Annualized Inception to Date
FY21 Actions	$90	$5	$82	$75	$16	$68

Share Repurchase Program
Today the Company announced that its Board of Directors authorized a share repurchase program. Under this program, the Company intends to repurchase up to $200 million of Kennametal common stock. The Company expects to fund repurchases through cash generated from operations.

Fiscal 2021 Fourth Quarter Key Developments
Sales were $516 million compared with $379 million in the same quarter last year. Sales increased by 36 percent, driven by 29 percent organic growth and favorable currency exchange and business day effects of 6 percent and 1 percent, respectively.
Operating income was $61 million, or 11.8 percent margin, compared with $16 million, or 4.1 percent margin, in the same quarter last year. The increase in operating income was due primarily to organic sales growth, approximately $23 million of incremental simplification/modernization benefits and $5 million of pre-tax restructuring and related charges compared to $18 million in the prior year quarter, partially offset by approximately $45 million of temporary cost headwinds caused by the return of variable compensation expense and other cost-control measures that were taken in the prior year and unfavorable geographic and product mix. Adjusted operating income was $66 million, or 12.8 percent margin, compared with $33 million, or 8.8 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) was 31.4 percent and the adjusted ETR was 24.3 percent, compared to reported ETR of 186.1 percent and adjusted ETR of 51.2 percent in the prior year quarter. The year-over-year change in the reported ETR is due primarily to higher pretax income in the current year, lower global intangible low-taxed income (GILTI) associated with favorable regulations that were issued during the current year, and a tax benefit recorded in the prior year quarter related to the CARES Act. The decrease in the adjusted ETR is due primarily to a higher pretax income in the current year, as well as lower global intangible low-taxed income (GILTI) associated with favorable regulations that were issued during the current year.
Reported EPS in the current quarter includes restructuring and related charges of $0.05, the partial annuitization of Canadian pension plans of $0.02 and differences in projected annual tax rates of $0.05. Reported LPS in the prior year quarter includes restructuring and related charges of $0.17 and differences in projected annual tax rates of $0.17 partially offset by the effect of the CARES Act of $0.08.

Fiscal 2021 Key Developments
Sales of $1,841 million decreased from $1,885 million in the prior year. Sales decreased by 2 percent, driven by 4 percent organic decline, partially offset by 2 percent favorable currency exchange effect.
Operating income was $102 million, or 5.5 percent margin, compared with $22 million, or 1.2 percent margin, in the prior year. The increase in operating income was due primarily to incremental simplification/modernization benefits of $85 million, lower raw material costs and $40 million of pre-tax restructuring and related charges compared to $82 million in the prior year, partially offset by increased variable compensation expense, organic sales decline, volume-related manufacturing inefficiencies and unfavorable geographical and product mix. Adjusted operating income was $143 million, or 7.7 percent margin, compared with $141 million, or 7.5 percent margin, in the prior year.

Net cash flow provided by operating activities in fiscal 2021 was $236 million compared to $224 million in the prior year. The change in net cash flow provided by operating activities was driven primarily by higher earnings, partially offset by higher cash restructuring outflows and working capital adjustments. Free operating cash flow (FOCF) was $113 million compared to negative $18 million in the prior year. The change in FOCF was driven primarily by lower net capital expenditures due to simplification/modernization initiatives and higher cash flow provided by operating activities.

Outlook
The Company’s expectations for the first quarter of fiscal 2022 and the full year are as follows:
Quarterly Outlook
•Sales are expected to outpace normal seasonality; up 17 - 22 percent compared to the prior year quarter
•Cost headwinds of approximately $15 million from prior year temporary cost controls
Annual Outlook
•Strong operating leverage for the full year
•First half headwinds from prior year temporary cost controls of approximately $25 million
•Free operating cash flow at approximately 100 percent of adjusted net income
•Capital spending is expected to be $110 - $130 million
•Primary working capital trending toward 30 percent of sales by year-end
•Adjusted ETR expected to be 25 - 28 percent
The Company will provide more details regarding its fiscal 2022 assumptions on its conference call.

Fiscal 2021 Fourth Quarter Segment Results
Metal Cutting sales of $312 million increased 37 percent from $227 million in the prior year quarter due to organic sales growth of 30 percent and favorable currency exchange and business days effects of 6 percent and 1 percent, respectively. Operating income was $33 million, or 10.6 percent margin, compared to $0.2 million, or 0.1 percent margin, in the prior year period. The increase in operating income was driven primarily by organic sales growth, incremental simplification/modernization benefits of $14 million and $4 million of pre-tax restructuring and related charges compared to $14 million in the prior year quarter, partially offset by approximately $32 million of temporary cost headwinds caused by the return of variable compensation expense and other cost-control measures that were taken in the prior year. Adjusted operating income was $37 million, or 11.7 percent margin, compared to $14 million, or 6.3 percent margin, in the prior year quarter.
Infrastructure sales of $204 million increased 34 percent from $152 million in the prior year driven by organic sales growth of 28 percent and favorable currency exchange and business days effects of 5 percent and 1 percent, respectively. Operating income was $28 million, or 13.5 percent margin, compared to $15 million, or 10.1 percent margin, in the prior year period. The change in operating results was primarily driven by organic sales growth, incremental simplification/modernization benefits of $5 million and $2 million of pre-tax restructuring and related charges compared to $4 million in the prior year quarter, partially offset by approximately $13 million of temporary cost headwinds caused by the return of variable compensation expense and other cost-control measures that were taken in the prior year and unfavorable geographical and product mix. Adjusted operating income was $30 million, or 14.5 percent margin, compared to $19 million, or 12.7 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 24, 2021 to shareholders of record as of the close of business on August 10, 2021.
The Company will discuss its fiscal 2021 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, August 3, 2021. The conference call will be broadcast via real-time audio on the Kennametal website, www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company's website on the Investor Relations/Events page beginning on August 3, 2021 at 10:00 am through September 3, 2021.

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for fiscal year 2022 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the pace of recovery from the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally and any resurgence of COVID-19 or emergence of COVID-19 variants; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,600 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.8 billion in revenues in fiscal 2021. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Sales	$515,971	$379,053	$1,841,441	$1,885,305
Cost of goods sold	340,270	277,599	1,288,963	1,355,834
Gross profit	175,701	101,454	552,478	529,471
Operating expense	108,034	68,162	407,246	388,436
Restructuring and asset impairment charges	2,916	14,273	29,061	98,455
Loss on divestiture	—	—	—	6,517
Amortization of intangibles	3,960	3,398	14,003	13,811
Operating income	60,791	15,621	102,168	22,252
Interest expense	6,552	11,320	46,375	35,154
Other expense (income), net	1,702	(5,532)	(8,867)	(14,862)
Income before income taxes	52,537	9,833	64,660	1,960
Provision for income taxes	16,495	18,302	6,243	7,007
Net income (loss)	36,042	(8,469)	58,417	(5,047)
Less: Net income attributable to noncontrolling interests	941	637	3,983	614
Net income (loss) attributable to Kennametal	$35,101	$(9,106)	$54,434	$(5,661)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.42	$(0.11)	$0.65	$(0.07)
Diluted earnings (loss) per share	$0.41	$(0.11)	$0.65	$(0.07)
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	83,787	83,119	83,602	83,047
Diluted weighted average shares outstanding	84,788	83,119	84,333	83,047

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2021	June 30, 2020
ASSETS
Cash and cash equivalents	$154,047	$606,684
Accounts receivable, net	302,945	237,983
Inventories	476,345	522,447
Other current assets	71,470	73,698
Total current assets	1,004,807	1,440,812
Property, plant and equipment, net	1,055,135	1,038,271
Goodwill and other intangible assets, net	397,656	403,148
Other assets	208,163	155,360
Total assets	$2,665,761	$3,037,591
LIABILITIES
Revolving and other lines of credit and notes payable to banks	$8,365	$500,368
Accounts payable	177,659	164,641
Other current liabilities	251,370	233,071
Total current liabilities	437,394	898,080
Long-term debt	592,108	594,083
Other liabilities	268,054	276,640
Total liabilities	1,297,556	1,768,803
KENNAMETAL SHAREHOLDERS’ EQUITY	1,329,608	1,229,885
NONCONTROLLING INTERESTS	38,597	38,903
Total liabilities and equity	$2,665,761	$3,037,591

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Outside Sales:
Metal Cutting	$311,808	$226,930	$1,150,746	$1,178,053
Infrastructure	204,163	152,123	690,695	707,252
Total sales	$515,971	$379,053	$1,841,441	$1,885,305
Sales By Geographic Region:
Americas	$239,814	$179,409	$830,948	$926,345
EMEA	161,596	110,273	574,128	561,033
Asia Pacific	114,561	89,371	436,365	397,927
Total sales	$515,971	$379,053	$1,841,441	$1,885,305
Operating Income:
Metal Cutting	$33,085	$237	$45,855	$985
Infrastructure	27,630	15,434	59,461	23,113
Corporate (1)	76	(50)	(3,148)	(1,846)
Total operating income	$60,791	$15,621	$102,168	$22,252
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income (loss) attributable to Kennametal; diluted EPS (LPS); Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2021 include: (1) restructuring and related charges, (2) the partial annuitization of Canadian pension plans and (3) differences in projected annual tax rates. Adjustments for the three months ended June 30, 2020 include: (1) restructuring and related charges, (2) the CARES Act and (3) differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2021 include: (1) restructuring and related charges, (2) a discrete tax benefit, (3) the effects from the early extinguishment of debt, and (4) the partial annuitization of Canadian pension plans. Adjustments for the twelve months ended June 30, 2020 include: (1) restructuring and related charges, (2) goodwill and other intangible asset impairment charges, (3) a loss on divestiture, (4) a discrete benefit from Swiss tax reform, (5) the CARES Act and (6) other tax matters. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the full fiscal year of 2022 have not been provided, including but not limited to: FOCF, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2021 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income (2)	Diluted EPS
Reported results	$515,971	$60,791	31.4%	$35,101	$0.41
Reported margins		11.8%
Restructuring and related charges	—	5,460	22.1	4,256	0.05
Partial annuitization of Canadian pension plans	—	—	25.6	2,076	0.02
Differences in projected annual tax rates	—	—	(54.8)	3,665	0.05
Adjusted results	$515,971	$66,251	24.3%	$45,098	$0.53
Adjusted margins		12.8%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$311,808	$33,085	$204,163	$27,630
Reported operating margin		10.6%		13.5%
Restructuring and related charges	—	3,525	—	1,937
Adjusted results	$311,808	$36,610	$204,163	$29,567
Adjusted operating margin		11.7%		14.5%

THREE MONTHS ENDED JUNE 30, 2020 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net (loss) income (2)	Diluted (L)EPS
Reported results	$379,053	$15,621	186.1%	$(9,106)	$(0.11)
Reported margins		4.1%
Restructuring and related charges	—	17,855	18.7	14,454	0.17
CARES Act	—	—	70.3	(6,913)	(0.08)
Differences in projected annual tax rates	—	—	(223.9)	14,393	0.17
Adjusted results	$379,053	$33,476	51.2%	$12,828	$0.15
Adjusted margins		8.8%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$226,930	$237	$152,123	$15,434
Reported operating margin		0.1%		10.1%
Restructuring and related charges	—	13,965	—	3,957
Adjusted results	$226,930	$14,202	$152,123	$19,391
Adjusted operating margin		6.3%		12.7%

TWELVE MONTHS ENDED JUNE 30, 2021 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (2)	Diluted EPS
Reported results	$1,841,441	$102,168	$54,434	$0.65
Reported operating margin		5.5%
Restructuring and related charges	—	40,398	34,158	0.40
Discrete tax benefit	—	—	(9,268)	(0.11)
Effects from early extinguishment of debt	—	—	6,438	0.08
Partial annuitization of Canadian pension plans	—	—	2,076	0.02
Adjusted results	$1,841,441	$142,566	$87,838	$1.04
Adjusted operating margin		7.7%
(2) Attributable to Kennametal.

TWELVE MONTHS ENDED JUNE 30, 2020 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net (loss) income (2)	Diluted (L)EPS
Reported results	$1,885,305	$22,252	$(5,661)	$(0.07)
Reported operating margin		1.2%
Restructuring and related charges	—	82,366	73,954	0.88
Goodwill and other intangible asset impairment charges	—	30,227	27,611	0.33
Loss on divestiture	—	6,517	5,148	0.06
Discrete benefit from Swiss tax reform	—	—	(14,500)	(0.17)
CARES Act	—	—	(6,913)	(0.08)
Other tax matters	—	—	(788)	(0.01)
Adjusted results	$1,885,305	$141,362	$78,851	$0.94
Adjusted operating margin		7.5%
(2) Attributable to Kennametal.
Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2021	2020
Net cash flow from operating activities	$235,682	$223,738
Purchases of property, plant and equipment	(127,302)	(244,151)
Proceeds from disposals of property, plant and equipment	4,373	2,622
Free operating cash flow	$112,753	$(17,791)

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2021	Metal Cutting	Infrastructure	Total
Organic sales growth	30%	28%	29%
Foreign currency exchange effect(3)	6	5	6
Business days effect(4)	1	1	1
Sales growth	37%	34%	36%

TWELVE MONTHS ENDED JUNE 30, 2021	Total
Organic sales decline	(4)%
Foreign currency exchange effect(3)	2
Sales decline	(2)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.